Exhibit 10.1

Quantum Corporation

224 Airport Parkway

Suite 550

San Jose, CA 95110

USA

+1 [408] 944-4000

March 26, 2025

Kenneth P. Gianella

Via email

Dear Ken:

This letter agreement (this Letter Agreement) reflects the agreement between you and Quantum Corporation (the Company) regarding certain compensation matters.

Reference is made to (1) the offer letter agreement between you and the Company dated December 15, 2022 (the Employment Agreement); (2) the Executive Change of Control Agreement between you and the Company dated March 31, 2023 (the Change of Control Agreement); and (3) the retention bonus letter agreement between you and the Company dated October 24, 2024 (the Retention Agreement).

As you know, the Company has been exploring several strategic and financial initiatives to pay down and eliminate its current outstanding debt. In order to assure that the Company will have your continued dedication and objectivity during this process and to provide you with additional financial certainty, the Board of Directors of the Company (the Board) and you have agreed to amend the terms of the Employment Agreement, the Change of Control Agreement and the Retention Agreement as provided in this Letter Agreement to provide for certain fixed severance rights in the event that the Company executes a definitive agreement providing for a Qualifying Transaction (as defined below) on or before the 90th day following the date of this Letter Agreement (the Deadline).

Definition of Qualifying Transaction. A Qualifying Transaction means a debt restructuring transaction that is approved by the Board after the date hereof resulting in gross proceeds to the Company and/or one or more of its current lenders of an aggregate of at least $50 million of proceeds, regardless of whether such transaction also qualifies as a Change of Control (as defined in the Change of Control Agreement), excluding any proceeds raised pursuant to the terms of that certain Standby Equity Purchase Agreement dated January 25, 2025 by and between the Company and YA II PN, Ltd.

Amended Severance Rights. If the Company executes a definitive agreement providing for a Qualifying Transaction on or before the Deadline, and you experience an Involuntary Termination (as defined in the Change of Control Agreement and as modified below) upon or following such date, then in lieu of the severance benefits contained in the Employment Agreement or the Change of Control Agreement, and subject to the Release Requirement provided below, you will be entitled to receive the following severance benefits and payments (collectively, the Severance Benefits):

•	A lump sum payment equal to 12 months’ worth of your current base salary (the Salary Severance);

•

A lump sum payment equal to $310,854, representing the April and July 2025 bonus installments under the Retention Agreement to the extent not paid to you prior to your Involuntary Termination (the Retention Bonus);

•	The time-based restricted stock units (RSUs) identified on Exhibit A to this Agreement will become fully vested and the restrictions thereon will lapse (the Vesting Benefit); and

•

If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company will reimburse you for your monthly COBRA premiums for you and your eligible dependents through the earliest of (A) the 12-month anniversary of the date of your termination of employment, (B) the date you and your eligible dependents (if any) are no longer are eligible to receive COBRA continuation coverage, and (C) the date on which you become eligible to receive substantially similar coverage from another employer (the COBRA Benefits). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA Benefits, the Company will provide to you during the 12 months following your termination a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue coverage under the COBRA Benefits. Such payments would be made regardless of whether you elect COBRA continuation coverage, solely if the Company is unable to provide the COBRA Benefits.

The parties agree that if your employment ends for any reason within 30 days following the execution of a definitive agreement providing for a Qualifying Transaction on or before the Deadline, then you will be deemed to have experienced an Involuntary Termination.

In addition, if you experience an Involuntary Termination following the date of this Agreement and prior to the Company executing a definitive agreement providing for a Qualifying Transaction on or before the Deadline, then in addition to the severance benefits contained in the Employment Agreement or the Change of Control Agreement, and subject to the Release Requirement provided below, you will be entitled to receive a lump sum payment equal to $310,854, representing the April and July 2025 bonus installments under the Retention Agreement to the extent not paid to you prior to your Involuntary Termination. In no case will you be paid more than $310,854 for your Retention Bonus.

Release Requirement; Payment Timing. The Severance Benefits are subject to your entering into and not revoking a release of claims in favor of the Company in substantially the form attached to your Change of Control Agreement (together with any subsequent revisions deemed necessary or advisable by the Company for compliance with applicable law) (the Release), within the period required by the Release. To the extent applicable, the Salary Severance and the Retention Bonus will be paid within two (2) business days upon the completion of the revocation period provided for in the Release, provided that you do not revoke the Release prior to such time. Subject to the foregoing, the Release will also confirm the enforceability of your Indemnification Agreement with the Company subject to and in accordance with the terms thereof, and will include a reasonable mutual nondisparagement clause and right to comment on any Company communications related to the termination of your employment.

Acknowledgements. You acknowledge and agree that in exchange for the Severance Benefits provided in this Agreement, you waive your right to receive severance pursuant to the terms of the Change of Control Agreement in the event that the Qualifying Transaction would otherwise constitute a “Change of Control” as defined therein. In addition, you acknowledge and agree that you may not resign and claim an Involuntary Termination solely by virtue of the amendments to your severance benefits provided by this Agreement. If no definitive agreement for a Qualifying Transaction is executed by the Deadline, this Agreement will become null and void, and any severance benefits to which you may be entitled in the future will be as originally provided in your Employment Agreement or Change of Control Agreement, as applicable.

Withholding; Tax Matters. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. In addition, Section 3 [Code Section 409A] and Section 5 [Limitation on Payments (280G)] of the Change of Control Agreement are incorporated herein by reference. For purposes of Section 409A of the Code, any installment payments provided under this Agreement shall each be treated as a separate payment.

Other Terms. This Agreement, together with the Employment Agreement, the Change of Control Agreement and the Retention Agreement, constitutes the entire agreement between you and the Company with respect to a Qualifying Transaction. The terms of this Agreement may not be amended, modified or waived, except with the prior approval of the Board, and by an instrument in writing signed by you and an authorized officer of the Company or member of the Board. This Agreement will be governed by California law without regard to conflicts of law principles. This Agreement may be executed and sent via electronic transmission and in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Thank you for your service to the Company in these challenging times. Please indicate your acceptance of the terms of this letter by signing below and returning a copy to me.

Very truly yours,

QUANTUM CORPORATION

/s/ Don Jaworski
Don Jaworski
Lead Independent Director

AGREED AND ACCEPTED:

/s/ Kenneth P. Gianella
Kenneth P. Gianella

Date: March 28, 2025